TERMINATION AND MUTUAL RELEASE AGREEMENT

This Termination and Mutual Release Agreement (this "Agreement") is made as of August 24, 2026, by and among Sadot Group Inc. (the "Company"), CO-Finance Financial and Accounting Consulting Ltd., an Israeli limited liability company (the "Consultant"), and Mr. Oren Attiya, an individual and the Consultant's sole shareholder and representative (the "Consultant's Representative," and together with the Consultant, "Attiya Parties"). The Company and the Attiya Parties are referred to individually as a "Party" and collectively as the "Parties". This Agreement shall become effective on the date on which it has been executed and delivered by each of the Parties (the "Effective Date").

1. Background

1.1 The Company and the Consultant are parties to that certain Consulting Agreement dated December 3, 2025 (the "Consulting Agreement"), pursuant to which the Consultant, through the Consultant's Representative, has provided the Company with services as its Chief Financial Officer, and the Consultant's Representative executed a related Undertaking regarding confidentiality, non-competition, and invention assignment attached as Schedule A to the Consulting Agreement (the "Undertaking").

1.2 The Consultant's Representative has notified the Company of his voluntary decision to end the engagement, and to resign from his position as Chief Financial Officer and from any other officer, director, or signatory positions held with the Company or its subsidiaries and affiliates, for personal reasons.

1.3 Section 2.1 of the Consulting Agreement provides that either party may terminate the Consulting Agreement for any reason upon ninety (90) days' advance written notice. The Parties wish to instead terminate the Consulting Agreement on mutually agreed terms, effective as of the Separation Date defined below, and to set forth the consideration payable in connection with such termination and a mutual release of claims, as set forth in this Agreement.

2. Termination of Engagement and Resignation

2.1 Effective as of August 23, 2026 (the "Separation Date"), the Consulting Agreement is terminated, and the engagement of the Consultant and the Consultant's Representative with the Company ends, except for those provisions of the Consulting Agreement that by their express terms or by their nature survive termination, including without limitation Sections 1.4, 3.5, 5.5, 5.6, 5.7, 5.8, 6.4, 6.5, 7.3, 7.4 and 7.5 of the Consulting Agreement, in each case which remain in full force and effect in accordance with their terms. The Undertaking is not terminated and remains in full force and effect in accordance with its terms, including Section 1 (Confidentiality), Sections 2.2 and 2.3 (Unfair Competition and Solicitation), Section 3 (Ownership of Inventions) and Section 4 (General) thereof, each of which survives pursuant to Section 4.5 of the Undertaking. The surviving provisions of the Consulting Agreement and of the Undertaking described in this Section 2.1 are together the "Surviving Provisions."

2.2 The Parties agree that the ninety (90) day notice period under Section 2.1 of the Consulting Agreement is waived by mutual agreement, and neither Party will owe the other any payment, deduction, or claim on account of that waiver, other than as expressly set forth in this Agreement.

2.3 The Consultant's Representative hereby resigns, voluntarily and for personal reasons, from the position of Chief Financial Officer of the Company, and from all other officer, director, and signatory positions and authorities held with the Company or any of its subsidiaries or affiliates, effective as of the Separation Date, and has executed and delivered concurrently herewith the resignation letter attached as Exhibit A, and agrees to execute any additional documents reasonably requested by the Company to give effect to such resignation (including filings with Nasdaq, transfer agents, or banking institutions). As of the Separation Date, the Consultant's Representative will have no further authority to act on behalf of, or bind, the Company.

3. Final and Separation Consideration

3.1 In consideration for the Attiya Parties' execution of this Agreement, and continued compliance with this Agreement and the Surviving Provisions, the Company will cause to be issued to the Consultant's Representative 6,000 shares of the Company's common stock, par value $0.0001 per share ("Common Stock") (the "Separation Shares"). The Separation Shares shall be granted and issued under, and shall be subject to the terms and conditions of, the Sadot Group Inc. 2025 Equity Incentive Plan (the "Plan") and a restricted stock award agreement thereunder in a form approved by the Company, and shall be counted against the share reserve under the Plan. The grant of the Separation Shares has been approved by the Board of Directors of the Company, or by a committee thereof composed solely of two or more "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is intended to be exempt pursuant to Rule 16b-3(d) thereunder. The Separation Shares are issued to the Consultant's Representative at the written direction of the Consultant in satisfaction of the Company's obligation under this Section 3.1, and neither such direction nor such issuance shall be construed as evidencing any employment relationship, or any direct engagement, between the Company and the Consultant's Representative.

3.2 The Separation Shares will be issued within thirty (30) days following the later of (a) the Effective Date, and (b) the fifteenth (15th) calendar day following the Company's submission to The Nasdaq Stock Market LLC of the notification required by Nasdaq Listing Rule 5250(e)(2) with respect to the Separation Shares, subject to (i) the Company's compliance with the applicable listing rules of The Nasdaq Stock Market LLC, (ii) applicable U.S. securities law restrictions (including, if applicable, issuance as "restricted securities" under Rule 144), and (iii) receipt of a valid Israeli withholding tax certificate or approval from the recipient in accordance with Section 3.5 of the Consulting Agreement, absent which the Company may withhold at the maximum statutory rate or reduce the number of Separation Shares issued accordingly, with any such reduction determined by reference to the closing sale price of the Common Stock on The Nasdaq Capital Market on the trading day immediately preceding the date of issuance and rounded down to the nearest whole share.

3.3 The Attiya Parties acknowledge that the Separation Shares constitute good and sufficient consideration for the releases and covenants in this Agreement, and that the Attiya Parties are not otherwise entitled to the Separation Shares absent this Agreement.

3.4 **Securities Law Matters.** The Separation Shares will be issued in a transaction not involving any public offering, in reliance upon the exemption from registration provided by Section 4(a)(2) of the

Securities Act of 1933, as amended (the "Securities Act"), and/or Regulation S promulgated thereunder. Each of the Attiya Parties represents, warrants, acknowledges and covenants to the Company as follows:

(a) The Consultant's Representative is acquiring the Separation Shares for his own account, for investment purposes only, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

(b) The Consultant's Representative is (i) not a "U.S. person" as defined in Rule 902(k) under the Securities Act, was outside the United States at the time of execution of this Agreement, and is acquiring the Separation Shares in an "offshore transaction" as defined in Rule 902(h) under the Securities Act, and/or (ii) an "accredited investor" as defined in Rule 501(a) under the Securities Act.

(c) Neither Attiya Party has been offered the Separation Shares by means of any form of general solicitation or general advertising within the meaning of Regulation D under the Securities Act, and no Attiya Party will engage in any directed selling efforts within the meaning of Regulation S with respect to the Separation Shares.

(d) The Consultant's Representative has had access to all information regarding the Company that he has deemed necessary, including the Company's reports filed with the U.S. Securities and Exchange Commission, has had the opportunity to ask questions of and receive answers from the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Separation Shares, and is able to bear the economic risk of a total loss of such investment.

(e) The Separation Shares are "restricted securities" within the meaning of Rule 144 under the Securities Act, have not been registered under the Securities Act or under any state or foreign securities laws, and may not be offered, sold, pledged, hypothecated or otherwise transferred except pursuant to an effective registration statement under the Securities Act or an available exemption from, or a transaction not subject to, the registration requirements of the Securities Act, and in compliance with applicable state and foreign securities laws. The Company has no obligation to register the Separation Shares or to comply with any exemption from registration.

(f) The Consultant's Representative is, and until the applicable period has elapsed will be deemed to be, an "affiliate" of the Company for purposes of Rule 144, and any resale of the Separation Shares effected within three (3) months after he ceases to be an affiliate will remain subject to the current public information, holding period, volume limitation, manner of sale and Form 144 requirements of Rule 144.

(g) To the extent the Separation Shares are issued in reliance upon Regulation S, the Consultant's Representative will not engage in hedging transactions with regard to the Separation Shares except in compliance with the Securities Act, and will offer, sell or otherwise transfer the Separation Shares only in accordance with Regulation S, pursuant to an effective registration statement, or pursuant to an available exemption from registration.

(h) Each certificate or book-entry position evidencing the Separation Shares will bear a legend substantially to the following effect, and the Company and its transfer agent are authorized to place stop-transfer instructions against the Separation Shares: "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE 'SECURITIES ACT'), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE STATE AND FOREIGN SECURITIES LAWS." Such legend and instructions will be removed only upon delivery of such documentation as the Company may reasonably require, which may include an opinion of counsel reasonably satisfactory to the Company.

4. Mutual Release of Claims

4.1 Release by the Attiya Parties. In exchange for the consideration described in Section 3, the Attiya Parties, jointly and severally, on behalf of themselves and their respective heirs, successors, and assigns, fully and forever release and discharge the Company and its parents, subsidiaries, and affiliates, and each of their respective past and present officers, directors, employees, shareholders, agents, insurers, and attorneys (the "Company Released Parties"), from any and all claims, demands, causes of action, and liabilities of any kind, whether known or unknown, arising out of or relating to the Consulting Agreement, the Undertaking, or the engagement or its termination, up to and including the Effective Date, including without limitation any claim that an employer-employee relationship existed between the Consultant's Representative and the Company (it being noted that Sections 5.5 and 5.8 of the Consulting Agreement already address such claims and remain in effect), and any claim arising under contract, tort, or applicable Israeli or other law.

4.2 Release by the Company. In exchange for the release and covenants of the Attiya Parties herein, the Company, on behalf of itself and its subsidiaries and affiliates, fully and forever releases and discharges the Consultant, the Consultant's Representative, and their respective heirs, successors, and assigns (the "Attiya Released Parties"), from any and all claims, demands, causes of action, and liabilities of any kind, whether known or unknown, arising out of or relating to the Consulting Agreement or the engagement, up to and including the Effective Date, except for any claim arising from fraud, willful misconduct, or intentional misappropriation by either Attiya Party.

4.3 Excluded Claims. Nothing in this Agreement releases: (a) any right to indemnification or advancement of expenses that the Consultant's Representative may have under the Company's certificate of incorporation, bylaws, applicable law, or any indemnification agreement, or under any directors' and officers' liability insurance policy, in his former capacity as an officer of the Company; (b) the Surviving Provisions, including the indemnification obligations of the Attiya Parties under Sections 3.5 and 5.6 of the Consulting Agreement and the entirety of the Undertaking; (c) any claim that cannot be released as a matter of applicable law; (d) any claim arising from a breach of this Agreement after the Effective Date; or (e) any right or obligation of the Company under its policy for the recovery of erroneously awarded compensation adopted pursuant to Rule

10D-1 under the Exchange Act and Nasdaq Listing Rule 5608, or under Section 304 of the Sarbanes-Oxley Act of 2002.

4.4 No Admission. This Agreement is not, and shall not be construed as, an admission of liability or wrongdoing by any Party.

4.5 Consideration Period; Advice of Counsel. Each of the Attiya Parties acknowledges that it or he has been given a reasonable opportunity to consider this Agreement, has been advised to consult with an attorney of its or his own choosing before signing it, and has entered into this Agreement knowingly and voluntarily. The Parties acknowledge that the engagement was structured as an independent-contractor relationship governed by Israeli law rather than U.S. employment law, and that no revocation period applies to this Agreement.

5. Confidentiality, Non-Disparagement, and Return of Property

5.1 Confidentiality of Terms. The Attiya Parties agree to keep the terms of this Agreement confidential, except for disclosure to their spouse, attorney, and financial or tax advisors (who must likewise keep the terms confidential), or as required by law or legal process. The Parties acknowledge that the Company may be required to publicly disclose this Agreement, or its terms, under applicable U.S. securities laws, including in periodic or current reports filed with the U.S. Securities and Exchange Commission. The Attiya Parties further acknowledge that this Agreement is expected to be filed as an exhibit to the Company's filings with the U.S. Securities and Exchange Commission, that the Company shall control the content and timing of all disclosure concerning this Agreement and the matters described herein, and that the Attiya Parties shall have no right to approve, and shall not object to, any such disclosure.

5.2 Non-Disparagement. The Attiya Parties agree not to make any false or disparaging public statements about the Company or its officers, directors, or products, and the Company agrees to instruct its executive officers and directors not to make any false or disparaging public statements about the Attiya Parties, in each case except as required by law, in response to legal process, in good faith in the course of any legal proceeding, or in confidential communications with regulators.

5.3 Return of Property. The Attiya Parties agree to return, no later than the Separation Date, all Company property and Confidential Information (as defined in the Undertaking) in their possession, including keys, access devices, computers, phones, and documents in any format, retaining no copies, consistent with Section 1.4 of the Undertaking.

5.4 Protected Communications. Notwithstanding anything to the contrary in this Agreement, the Consulting Agreement, the Undertaking or any policy of the Company, nothing in this Agreement or in any such agreement or policy limits or prohibits either Attiya Party from communicating directly with, reporting possible violations of law or regulation to, filing a charge or complaint with, providing information or documents to, or participating in any investigation or proceeding conducted by, the U.S. Securities and Exchange Commission, the U.S. Department of Justice, the Financial Industry Regulatory Authority, The Nasdaq Stock Market LLC, the Israel Securities Authority or any other governmental agency, regulator, legislative body or self-regulatory organization, or from receiving and fully retaining any monetary award or other relief under any whistleblower or similar program. No prior notice to, or authorization from, the Company is

required for any such communication, and neither Attiya Party is required to notify the Company that any such communication has been made.

6. Cooperation

6.1 For a reasonable period following the Separation Date, the Consultant's Representative agrees to reasonably cooperate with the Company, at the Company's reasonable request and with due regard for his other commitments, in connection with (a) the transition of his former responsibilities, and (b) any audit, litigation, investigation, or regulatory matter (including SEC or Nasdaq matters) relating to periods during which he served the Company, provided that the Company will reimburse reasonable, documented out-of-pocket expenses incurred in connection with such cooperation.

7. Miscellaneous

7.1 Entire Agreement. This Agreement (including Exhibit A) and the Surviving Provisions constitute the entire agreement of the Parties regarding the subject matter hereof, and supersede all other prior or contemporaneous understandings regarding the termination of the engagement.

7.2 Governing Law and Venue. Consistent with Section 7.3 of the Consulting Agreement, this Agreement is governed by and construed in accordance with the laws of the State of Israel, without regard to conflict-of-laws principles. The competent courts of Tel Aviv-Jaffa, Israel will have exclusive jurisdiction over any dispute arising out of this Agreement; provided that nothing in this Section 7.2 shall limit the right of the Company to seek injunctive or other equitable relief in respect of the Surviving Provisions in any court of competent jurisdiction.

7.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions will remain in full force and effect.

7.4 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by all Parties. No waiver of any provision will be effective unless in writing and signed by the waiving Party.

7.5 Counterparts. This Agreement may be executed in counterparts, including by electronic or PDF signature, each of which will be deemed an original.

7.6 Notices. All notices under this Agreement must be in writing and will be deemed given when delivered personally, one (1) business day after dispatch by an internationally recognized overnight courier, or on the date of transmission if sent by electronic mail with confirmation of successful transmission, in each case to the Company at 295 E. Renfro Street, Suite 300, Burleson, Texas 76028, Attention: Chief Executive Officer, and to the Attiya Parties at 121 Menachem Begin St., Tel Aviv, Israel and 29 Hasachlav St., Netanya, Israel, Attention: Mr. Oren Attiya, or to such other address or electronic mail address as a Party may designate by notice given in accordance with this Section 7.6.

7.7 Successors and Assigns. This Agreement binds and inures to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives. No Attiya Party may assign or transfer this Agreement or any right or obligation hereunder without the prior written

consent of the Company; the Company may assign this Agreement to any successor to all or substantially all of its business or assets.

7.8 Further Assurances. Each Party will execute and deliver such further documents and take such further action as another Party may reasonably request to carry out the purposes of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates written below.

SADOT GROUP INC.

By:
Name: Haggai Ravid
Title: Chief Executive Officer
Date: August 24, 2026

CO-FINANCE FINANCIAL AND ACCOUNTING CONSULTING LTD.

By: ______________________
Name: Oren Attiya
Title: CEO
Date: August 24, 2026

CONSULTANT'S REPRESENTATIVE

____
Oren Attiya, individually
Date: August 24, 2026

EXHIBIT A

Letter of Resignation

August 24, 2026

Board of Directors
Sadot Group Inc.
295 E. Renfro Street, Suite 300, Burleson, Texas 76028

Re: Resignation

Dear Members of the Board:

I am writing to notify you of my voluntary resignation, for personal reasons, from my position as Chief Financial Officer of Sadot Group Inc., and from any other officer, director, or authorized-signatory positions I hold with the Company or its subsidiaries and affiliates, effective as of August 23, 2026. This resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices.

Sincerely,

Oren Attiya